EXHIBIT 99.3

CINEDIGM ANNOUNCES CONVERSION TERMS OF 5.5% CONVERTIBLE SENIOR NOTES

(Los Angeles, CA and New York, NY; April 24, 2015) – Cinedigm Corp. (NASDAQ: CIDM) (the “Company”), a leading independent content distributor in the United States, announced today the following conversion terms of the $64,000,000 aggregate principal amount of 5.5% convertible senior notes due 2035 (the “notes”) being offered in its previously announced private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes are convertible into shares of our Class A common stock at the option of holders of the notes at any time until the close of business on the business day immediately preceding the maturity date. Upon conversion, the Company will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of its common stock equal to the conversion rate, together with a cash payment in lieu of delivering any fractional share of common stock. The conversion rate for the notes will initially be 824.5723 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $1.21 per share of common stock).

The indenture governing the notes will include standard anti-dilution protection, which will result in adjustments to the conversion rate for stock splits and to the extent certain distributions are made to the then-existing holders of the Company's common stock. The indenture will not include anti-dilution protection for future issuances of the Company's securities, including equity and equity-linked securities.

The notes and the shares of the Company’s common stock issuable upon conversion thereof have not been, and will not be, registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT CINEDIGM:

Cinedigm is a leading independent content distributor in the United States. Additionally, the Company has become a leader in the quickly evolving over-the-top digital network business.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp.

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Cinedigm Investor Relations:
Jill Newhouse Calcaterra
jcalcaterra@cinedigm.com
Office 424-281-5417
Mobile 310-466-5135